Exhibit 10.61

SEPARATION AGREEMENT AND RELEASE OF CLAIMS
James D. Anderson

I.              Definitions.  I intend all words used in this Separation Agreement and Release of Claims (“Agreement”) to have their plain meanings in ordinary English.  Specific terms that I use in this Agreement have the following meanings:

A.                                   I, me, and my include both me (James D. Anderson) and anyone who has or obtains any legal rights or claims through me.

B.                                     Analysts International means Analysts International Corporation and any related or affiliated business entities in the present or past, including without limitation, its or their predecessors, successors, parents, subsidiaries, affiliates, joint venture partners, and divisions.

C.                                     Company means Analysts International; the present and past Board of Directors, shareholders, officers and employees of Analysts International; Analysts International’s insurers; and anyone who acted on behalf of Analysts International or on instructions from Analysts International.

D.                                    Employment Agreements means all of the following, collectively:

1.                                       the Employment Agreement between the Company and myself that I signed on September 1, 2009 (the “September 1, 2009 Employment Agreement”; and

2.                                       the Change of Control Agreement attached to the September 1, 2009 Employment Agreement as Exhibit A; and

3.                                       the letter agreement between myself and the Company (dated March 30, 2010 and signed by me on April 9, 2010) which supplemented and modified the September 1, 2009 Employment Agreement (the “Letter Agreement”); and

4.                                       the attachments to the Letter Agreement (including the “Regional Executive Incentive Plan v.1.1”).

E.                                      My Claims means any and all claims, actions, rights, causes of action and demands, known or unknown, arising at law, in equity, or otherwise, from the beginning of time and continuing through and up to the date on which I sign this Agreement, which I have or may have against the Company, including without limitation:

1.                                       all claims arising out of or relating to my employment with Analysts International or the termination of that employment, including but not limited to any claims  based on, relating to or arising out of my Employment Agreements or any of them; and

2.                                       all claims arising out of or relating to the statements, actions or omissions of the Company; and

3.                                       all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.; the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; the Genetic Information Nondiscrimination Act of 2008, Pub. L. No. 110-233, 122 Stat. 881 (codified as amended in scattered sections of 29 U.S.C. and 42 U.S.C.); the Employee Retirement Income Security Act (except for any vested claim for benefits under a qualified retirement plan that may be brought pursuant to 502(a)(1)(B) of ERISA), 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Equal Pay Act (codified in scattered sections of 29 U.S.C.); the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq.; any applicable local human rights ordinance; and any claim arising under Minn. Stat. Chapters 177 and 181; and

4.                                       all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law; and

5.                                       all claims for compensation of any kind, including without limitation, salary, wages, bonuses, commissions, stock-based compensation, vacation pay, paid time off, fringe benefits, and expense reimbursements; and

6.                                       all claims for reinstatement or other equitable relief; back pay, front pay, compensatory damages, damages for alleged personal injury, liquidated damages and punitive damages; and

7.                                       all claims for attorneys’ fees, costs and interest.

However, My Claims does not include any claims that the law does not allow to be waived or any claims that may arise after the date on which I sign this Agreement.

II.            Termination of Employment and Agreement to Release My Claims.

A.            I have resigned from my employment with (and my position as an officer of) Analysts International effective as of the close of business on July 27, 2010.

B.            Provided I perform all of my obligations under this Agreement and do not revoke this Agreement within the fifteen (15) day revocation period as set forth below, I will receive severance  (“Severance Compensation”) from Analysts International as follows:

1.               Analysts International will continue to pay my regular base salary of $275,000 per annum through (and ending on) January 7, 2011, at the same time and on the same schedule as salary payments are generally made to employees of Analysts International, at my current rate of pay and subject to normal withholdings; and

2.               Analysts International will reimburse my medical insurance premium payments made under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to six (6) months starting as of August 2010, the first month after my coverage as an employee ends, provided that Analysts International receives sufficient evidence of proof of such payments during the COBRA period.

I understand that I may continue my COBRA coverage at my own expense for any remaining period of COBRA eligibility after Analysts International stops its monthly premium payments.  I understand that the date of my employment termination, July 27, 2010, is my qualifying event for COBRA purposes.  I understand that I will have 90 days following July 27, 2010, to exercise any of my vested stock options of Analysts International.  I understand that pursuant to the terms of the applicable Analysts International plan documents, all of my unvested stock options are forfeited.

C.            For the avoidance of doubt, the Company acknowledges that nothing in this Agreement is intended to diminish or alter any rights I may have under the Company’s Restated Special Executive Retirement Plan as adopted December 27, 2006 and amended September 1, 2007 (the “Plan”), which rights are as stated in the Plan.  The Company has advised me that as of July 3, 2010 the accrued balance in my deferred compensation account is $14,158.26.  Between July 3, 2010 and the distribution of my deferred compensation, the Company acknowledges that my balance will continue to accrue interest in accordance with the terms of the Plan as administered under the direction of the Company’s Board of Directors.  I will be paid the full amount in my deferred compensation account within five (5) business days of when such payment is allowed under section 409A of the Internal Revenue Code of 1986, as amended.

D.            My Severance Compensation is contingent upon me signing and not revoking this Agreement as provided below.  I understand and acknowledge that the Severance Compensation is in addition to anything of value that I would be entitled to receive from Analysts International if I did not sign this Agreement or if I revoked this Agreement.

E.             In exchange for the Severance Compensation, I give up, settle and release all of My Claims and I agree to abide by this Agreement in all respects.  I understand and agree that through this release I am extinguishing all of My Claims occurring up to the date on which I sign this Agreement.  The Severance Compensation that I am receiving is a fair compromise for my undertakings in this Agreement.

F.             Notwithstanding the foregoing, I understand that nothing contained in this Agreement purports to limit any right I may have to file a charge with the Equal Employment Opportunity Commission or other administrative agency or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency.  This Agreement does, however, waive and release any right to recover monetary damages resulting from such investigation or litigation.

G.            Despite the fact that my last day of employment with Analysts International was July 27, 2010, I will, as a condition to receiving my Severance Compensation on the schedule specified in paragraph II(B)(1) above, fully cooperate and assist the Company with any transitional issues that may arise at any time while I am receiving Severance Compensation, devoting such time and attention to such matters as may be required or appropriate. This may include, without limitation, in-person attendance at meetings and review of plans and strategies.

III.           No Admission of Liability.  Even though Analysts International will provide Severance Compensation for me to settle and release My Claims and to otherwise abide by this Agreement, the Company does not admit that it is responsible or legally obligated to me.  In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly or acted wrongfully.

IV.           Acknowledgement of Risk of Change in Facts or Law.  I acknowledge that the facts and the law material to this Agreement may turn out to be different from or contrary to my present belief, and I assume the risk that such differences may arise.  I acknowledge and represent that I have not relied on any representations of the Company or the Company’s counsel in entering into this Agreement.  Once the fifteen (15) day revocation period below has expired, I intend that the release granted herein shall be final, complete, irrevocable and binding in all events and circumstances whatsoever.

V.            Advice to Consult with an Attorney.  My decision whether to sign this Agreement is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

VI.           Period to Consider this Agreement.  I understand that I have through August 17, 2010 (which, I acknowledge, is no less than twenty-one (21) calendar days from the date I first received this Agreement) to consider whether I wish to sign this Agreement.  I understand that if I sign this Agreement prior to August 17, 2010, or choose to forego the advice of legal counsel, I do so freely and knowingly, and I waive any and all further claims that such action or actions would affect the validity of this Agreement.  I understand that any changes to this Agreement, whether material or not material, do not restart the period during which I can consider whether to sign this Agreement.

If I elect not to execute and return this Agreement on or before August 17, 2010, I further understand that the offer contained herein shall terminate and Analysts International shall be under no obligation to provide the Severance Compensation and the benefits provided herein.

VII.         My Right to Revoke this Agreement.  I understand that I have the right to revoke the release of claims contained in Paragraph II with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of my signing this Agreement, and with regard to my rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of my signing this Agreement.  The two revocation periods shall run concurrently.  This Agreement will not become effective or enforceable unless and until the fifteen (15) day revocation period has expired without my revoking it.  I understand that if I revoke this Agreement, all of Analysts International’s obligations to me under this Agreement will immediately cease and terminate, and Analysts International will owe me no amounts hereunder.  If I do not revoke this Agreement within said fifteen (15) day period, I understand that Analysts International will begin to pay the Severance Compensation to me shortly after that fifteen (15) day period expires.

VIII.        Procedure for Accepting or Revoking this Agreement.  To accept the terms of this Agreement, I must deliver the Agreement, after I have signed and dated it, to Analysts International by hand or by certified mail, return receipt requested on or before August 11, 2010.  To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance by hand or by certified mail, return receipt requested, within the fifteen (15) day revocation period.  All certified mailings and hand deliveries must be made to Analysts International at the following address:

Jill Dose
Analysts International Corporation
3601 West 76th Street, Suite 500

Edina, MN 55435

If I choose to deliver my acceptance or the revocation of my acceptance by mail, it must be:

1.                                       postmarked within the period stated above; and

2.                                       properly addressed to Jill Dose, Analysts International, at the address stated above.

IX.           Non-Disparagement.  Both I and the Company agree not to make negative or disparaging remarks or comments about each other, including, in the case of comments regarding the Company, about its officers, directors, management, employees, products or services.

X.            Non-Solicitation and Non-Interference.  I acknowledge and agree to abide by the Restrictions against Solicitation and Non-Interference provisions of Section 13 of the September 1, 2009 Employment Agreement, for which I acknowledge sufficient prior consideration was given.

XI.           Restrictions Against Competition.  I acknowledge and agree to abide by the Restrictions against Competition provisions of Section 14 of the September 1, 2009 Employment Agreement, for which I acknowledge sufficient prior consideration was given.

XII.         Confidentiality.  I agree that I will keep confidential, and will not use for my benefit or for the benefit of any other company or person, confidential Analysts International business information (including, but not limited to, the identity of Analysts International customers and prospective customers and their requirements for IT consulting and other services provided by Analysts International), salary information, contract rates and contract expiration dates, details of Analysts International projects, business, marketing and strategic plans, and Company or office financial information.  I recognize that the Company has furnished any information of this type to me in confidence on the understanding that I would not disclose or use it for the advantage of myself or anyone other than Analysts International.

XIII.        Return of Property.  I agree that I will not retain any copies of Company property or documents.  I agree that this obligation is ongoing and that if I subsequently discover any additional Company property that I will promptly return any such property to Analysts International.

XIV.        No Other Promises or Representations.  I agree that no promise or representation, other than the promises and representations expressly contained in this Agreement, has been made to me by the Company.

XV.         Interpretation of this Agreement.  This Agreement should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company and to otherwise fulfill my obligations under this Agreement.  If any provision of this Agreement is found to be illegal and/or unenforceable, such provision shall be severed and modified to the extent necessary to make it enforceable; and as so severed or modified, the remainder of this Agreement shall remain in full force and effect and enforceable with respect to the release of all the remainder of My Claims.

XVI.        Voluntary Release.  I have read this Agreement carefully.  I understand all of its terms.  In signing this Agreement, I have not relied on any statements or explanations made by the Company or its attorneys except as specifically set forth in this Agreement.  I am voluntarily releasing My Claims against the Company without coercion, duress or reliance on any representations by the Company including, but not limited to, any Analysts International employee, agent or attorney and I am voluntarily undertaking my other obligations under this Agreement without coercion, duress or reliance on any representations by any Analysts International employee, agent or attorney.  I intend this Agreement to be legally binding.

XVII.      Non-Disclosure of this Agreement.  I agree that the terms of this Agreement are confidential.  I will not, directly or indirectly, disclose any of the terms of this Agreement to anyone other than my immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law (for example, by subpoena or other compulsory legal process). I understand that the Company may in its discretion make a filing on Form 8-K with the Securities and Exchange Commission regarding my resignation from the Company.

XVIII.     Governing Law; Jurisdiction and Venue.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Minnesota and any dispute related thereto shall be exclusively venued in the state courts of Minnesota located in Hennepin County, Minnesota.  In the event litigation results involving this Agreement, the unsuccessful party agrees to pay the prevailing party’s reasonable attorneys’ fees and costs.

XIX.        Other Agreements.  I understand that this Separation Agreement and Release of Claims and the employee benefit plans of Analysts International in which I will continue as a participant following my termination from employment contain all of the agreements between the Company and me.  Except as expressly provided herein, these agreements (this Separation Agreement and Release of Claims and the employee benefit plans of Analysts International in which I will continue as a participant following my termination from employment) expressly supersede all other written and oral agreements the Company and I may have, including, but not limited to, the my Employment Agreements).  I fully understand and acknowledge that this Agreement completely supersedes and replaces my Employment Agreements and that, from and after the effective date of this Agreement, except as expressly provided herein, I will not have any rights under my Employment Agreements (or any of them or any exhibit thereto), whether to severance, change of control payments, stock options, or otherwise.  Except as expressly provided herein, the only provision of the September 1, 2009 Employment Agreement that shall have any force or effect after the effective date of this Agreement shall be Section 20 thereof (“Survival”).  Any additions or changes to this Agreement must be in writing and signed by both parties.

XX.         Survival.  I understand that the provisions of this Agreement that, by their nature and content, must survive the completion, revocation, termination or expiration of this Agreement in order to achieve the fundamental purposes of this Agreement (including but not limited to the provisions of paragraphs II, IX, X, XI, XII and XIII of this Agreement) will survive the termination of my employment and the termination, for any reason, of this Agreement.

XXI.        Release as Evidence.  I understand and agree that in the event that any claim, suit or action shall be commenced by me against the Company, including, but not limited to, claims, suits or actions relating to my employment with Analysts International through this date, this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.

By signing below, I, James D. Anderson, acknowledge and agree to the following:

•                                          I have had adequate time to consider whether or not to sign this Separation Agreement and Release of Claims.

•                                          I have read this Separation Agreement and Release of Claims carefully.

•                                          I understand and agree to all of the terms of this Separation Agreement and Release of Claims.

•                                          I am knowingly and voluntarily releasing My Claims against the Company (as defined herein) to the extent expressly set forth in this Separation Agreement and Release of Claims.

•                                          I have not, in signing this Separation Agreement and Release of Claims, relied upon any statements or explanations made by the Company except as for those specifically set forth in this Separation Agreement and Release of Claims.

•                                          I intend this Separation Agreement and Release of Claims to be legally binding.

•                                          I am signing this Separation Agreement and Release of Claims on or after my last day of employment with Analysts International Corporation.

•                                          The effective date of this Separation Agreement and Release of Claims shall be the date on which it is last signed by one of the parties to this Agreement.

The foregoing is agreed and accepted.

James D. Anderson	Analysts International Corporation

By:

Title:

Date signed:	Date signed: